CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of AIM Sector Funds (Invesco Sector Funds) of (1) our report dated August 28, 2019, relating to the consolidated financial statements and consolidated financial highlights, which appears in Invesco Oppenheimer Gold & Special Minerals Fund’s Annual Report on Form N-CSR for the year ended June 30, 2019, and (2) our report dated June 26, 2019 relating to the financial statements and financial highlights, which appears in the Invesco Gold & Precious Metals Fund Annual Report on Form N-CSR for the year ended April 30, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 24, 2020